AMENDMENT NO. 1 TO
AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

This AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment No. 1”) is entered into as of December 9, 2010 by and among GSME Acquisition Partners I (“GSME”), GSME Acquisition Partners I Sub Limited (“GSME Sub”), Plastec International Holdings Limited (“Plastec”), Sun Yip Industrial Company Limited (BVI), Tiger Power Industries Limited (BVI), Expert Rank Limited (BVI), Fine Colour Limited (BVI), Cathay Plastic Limited (BVI), Greatest Sino Holdings Limited (BVI), Colourful Asia International Limited (BVI) and Top Universe Management Limited (BVI).  Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Merger Agreement (as defined below).

WHEREAS, the parties entered into that certain Amended and Restated Agreement and Plan of Reorganization dated as of September 13, 2010 (the “Merger Agreement”) providing for the merger of GSME Sub with and into Plastec with Plastec surviving as a wholly owned subsidiary of GSME; and

WHEREAS, in accordance with Section 11.11 of the Merger Agreement, the parties wish to amend certain terms and provisions of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           The following new Section 6.27 is hereby added immediately after existing Section 6.26:

“6.27   GSME Escrow Agreement.  If at Closing, the Trust Fund contains less than thirty million dollars ($30,000,000) after taking into account all payments to shareholders of GSME who elect to have their shares converted to cash in accordance with the provisions of GSME’s Charter Documents and any disbursements made pursuant to Section 6.18, each of GSME, MCK Capital Co., Limited, Eli D. Scher, Lawrence S. Wizel (collectively, the “Initial Shareholders”), Continental and Cohen & Company Securities, LLC will enter into an amendment (the “Escrow Amendment”) to that certain Stock Escrow Agreement (the “GSME Escrow Agreement”), dated as of November 19, 2009, among such parties substantially in the form of Exhibit I such that (i) a portion of the Escrow Shares (as defined in the GSME Escrow Agreement) held in escrow pursuant to the GSME Escrow Agreement shall be subject to additional restrictions regarding the disbursement of such Escrow Shares (“Share Restrictions”) and (ii) a portion of the three million six hundred thousand (3,600,000) Insider Warrants (as defined in the Escrow Amendment) held by the Initial Shareholders shall be made subject to the GSME Escrow Agreement and be subject to disbursement restrictions (“Warrant Restrictions” and together with the Share Restrictions, the “Restrictions”).  The Initial Shareholders shall use their best efforts to raise the full Target Amount on behalf of the Company in one or more Equity Financings on or before the Required Financing Date (as such terms are defined in the Escrow Amendment); provided, however, that any Equity Financing shall require the unanimous approval of the Board of Directors of GSME.

2.           Article X is hereby amended to include the following cross references:

““Automatic Restriction Release”	Section 6.27”

““Escrow Amendment”	Section 6.27”

““GSME Escrow Agreement”	Section 6.27”

““Initial Shareholders”	Section 6.27”

““Restrictions”	Section 6.27”

““Share Restrictions”	Section 6.27”

““Warrant Restrictions”	Section 6.27”

3.           Except as specifically provided in this Amendment No. 1, no provision of the Merger Agreement is modified, changed, waived, discharged or otherwise terminated and the Merger Agreement shall continue to be in full force and effect.  This Amendment No. 1 constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  This Amendment No. 1 may be executed and delivered (including by facsimile) in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

GSME ACQUISITION PARTNERS I

By:	/s/ Eli D. Scher
Name: Eli D. Scher
Title:

GSME ACQUISITION PARTNERS I SUB
LIMITED

By:	/s/ Eli D. Scher
Name: Eli D. Scher
Title:

PLASTEC INTERNATIONAL
HOLDINGS LIMITED

By:	/s/ Sze-To Kin Sun
Name: Sze-To Kin Sun
Title:

SUN YIP INDUSTRIAL COMPANY
LIMITED (BVI)

By:	/s/ Sze-To Kin Sun
Name: Sze-To Kin Sun
Title:

TIGER POWER INDUSTRIES LIMITED (BVI)

By:	/s/ Sze-To Kin Sun
Name: Sze-To Kin Sun
Title:

EXPERT RANK LIMITED (BVI)

By:	/s/ Ning Ho Leung
Name: Ning Ho Leung
Title:

FINE COLOUR LIMITED (BVI)

By:	/s/ Tan Chin Hien
Name: Tan Chin Hien
Title:

CATHAY PLASTIC LIMITED (BVI)

By:	/s/ Leung Ping Chung Hermann
Name: Leung Ping Chung Hermann
Title:

GREATEST SINO HOLDINGS LIMITED (BVI)

By:	/s/ Wong Mei Ling
Name: Wong Mei Ling
Title:

COLOURFUL ASIA INTERNATIONAL
LIMITED (BVI)

By:	/s/ Tam Yuk Sang Sammy
Name: Tam Yuk Sang Sammy
Title:

TOP UNIVERSE MANAGEMENT LIMITED
(BVI)

By:	/s/ Hung Kwok Wa
Name: Hung Kwok Wa
Title: